Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated February 1, 2007, on the financial statements of Buffalo Ridge Energy, LLC, (a development stage company), as of September 30, 2006 and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (August 1, 2006) to September 30, 2006 in the Form SB-2 Registration Statement of Buffalo Ridge Energy, LLC dated on or about February 12, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Certified Public Accountants
Minneapolis, Minnesota
February 12, 2007